UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2016

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3609 S. Wadsworth Blvd., Suite 250, Lakewood, Colorado		80235
Address of principal executive offices		Zip Code

Registrant’s telephone number, including area code:		866-464-5844

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company has acquired substantially all the assets of Hanwood Arkansas, LLC, an Arkansas limited liability company, and Hanwood Oklahoma, LLC, an Oklahoma limited liability company (together “the Sellers”). The Sellers have been engaged in business as Hancock Staffing from offices located in the metropolitan areas of Little Rock, Arkansas and Oklahoma City, Oklahoma.  The assets acquired by the Company include all of the assets used in connection with the operation of the two staffing offices.  More specifically, the acquired assets include fixtures, furnishings, equipment, leasehold improvements, motor vehicles, contact rights, intellectual property, accounts receivable, prepaid deposits and goodwill, along with other items.  The Company has not assumed any liabilities of Sellers, except for future payments due under the leases for the two offices, amounts owed on motor vehicles acquired, and the amount due at the closing on the Sellers’ receivables factoring line on the acquired accounts.

The closing for the transaction occurred on Friday, June 3, 2016.  The purchase price for the transaction is $2,200,000.  The total sum of $1,980,000 was paid on or before the closing from cash on hand.  The balance of $220,000 is due and payable in one year, subject to the conditions set forth in the Asset Purchase Agreement.

The foregoing description of the transaction is qualified in its entirety by reference to the complete terms and conditions of the Asset Purchase Agreement (a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K).

Section 8 – Other Events

Item 8.01 Other Events

On June 6, 2016, the Company issued the press release attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01  Financial Statements and Exhibits

(d)       Exhibits

10.1	Asset Purchase Agreement
99.1	Press Release issued by the Company on June 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.                                                                                                           June 7, 2016

/s/ Ronald L Junck
Executive Vice President and Secretary